Exhibit 10.1
RETIREMENT AGREEMENT
     THIS RETIREMENT AGREEMENT (hereinafter referred to as the “Agreement”) is made this 19th day of September 2007, by and between Max & Erma’s Restaurants, Inc. (the “Company”) and Todd B. Barnum (“Executive”). In consideration of payment to Executive by the Company in the amounts stated below, the parties agree as follows:
RETIREMENT DATE
     Executive has, at the request of the Company’s Board of Directors, agreed to retire from employment, and the parties confirm that Executive’s employment, including his service in all offices, positions, titles and capacities he may hold with the Company and any of its affiliates, is terminated effective as of 5:00 p.m. Columbus, Ohio time on September 19, 2007 (the “Retirement Date”); provided, however, Executive will continue as a director and non-executive Chairman of the Board of the Company. Executive acknowledges that the Board may replace Executive as Chairman of the Board in the future at any time in accordance with the Company’s bylaws, as amended. Executive understands that Executive shall not act, or hold himself out, as an employee or agent (unless in the capacity as a consultant pursuant to Section 2 of this Agreement or as a director of the Company) of the Company or of any of its affiliates following the Retirement Date. Executive is not entitled to any payment, benefit, or benefit accrual, or to participation in any of the Company’s employee benefit plans or programs, at any time after the Retirement Date, except as set forth in this Agreement.
PAYMENTS AND BENEFITS
1)	PAYMENTS THROUGH RETIREMENT DATE; AUTOMOBILE; BOARD FEES
     Executive will be paid Executive’s full base salary through the Retirement Date, less any and all applicable deductions and withholdings, and will continue to participate in all of the Company benefit plans through the Retirement Date. Executive may use Executive’s leased company automobile (the “Automobile”) through September 19, 2009 (subject to Executive ensuring that appropriate insurance coverage is in place and provided that Executive shall be responsible for all costs associated with the use of the Automobile, including but not limited to, gas and oil, maintenance, insurance and license costs) and may thereafter, at his election and sole expense, purchase or assume the lease of that automobile from the leasing company. Executive shall be reimbursed for any reasonable business expenses incurred through said Retirement Date. As a non-executive member of the Board of Directors and thereafter, Executive will be entitled to normal board fees and S&P privileges that are available to other non-executive members of the Board of Directors unless the Board of Directors by action of a majority thereof determines to terminate such privileges.
2)	CONSULTING; NON-COMPETITION; CONSIDERATION
     Executive is eligible to receive the amount of Three Hundred Thousand Dollars ($300,000.00), in exchange for and subject to the releases and waivers made by him hereunder and Executive’s compliance with his obligations pursuant to this Section 2 and the Non-Compete Addendum attached hereto, which is incorporated herein and constitutes an integral part of this Agreement. The Company shall make monthly payments of $12,500.00 (on payment dates reasonably agreed upon between Executive and the Company) through September 19, 2009. Between the date hereof and September 19, 2009, Executive shall consult with the Company, at the Company’s reasonable request, with respect to matters regarding which Executive became knowledgeable during his employment with the Company. The required consultation may take the form of (without limitation) discussing relevant matters by telephone, attending meetings or responding to written inquiries. The Company shall not require more than 10 hours per month of Executive’s time pursuant to this Section 2 between the date hereof and the first anniversary of that date, or more than five hours per month of Executive’s time pursuant to this Section 2 between that first anniversary of the Retirement Date and September 19, 2009. The Company shall reimburse Executive for any reasonable expenses Executive incurs in connection with discharging his consulting obligations under this Section 2. If Executive fails to comply with his obligations pursuant to this Section 2 in any material respect, Executive shall forfeit and reimburse to the Company all payments theretofore made pursuant to this Section 2 to the extent the Executive is not otherwise entitled to such payments.

3)	EXECUTIVE CASH BONUS PROGRAM
     Executive and the Company agree that Executive will not receive any payments under the 2007 Executive Cash Bonus Program.
4)	EQUITY AWARDS
     Executive and the Company confirm that (i) Executive’s separation of employment with the Company constitutes a “retirement with the consent of the Company” within the meaning of the stock option plans and award agreements pursuant to which Executive currently holds unexercised stock options to purchase 90,300 shares of the Company’s common stock, (ii) this Agreement is not intended to and does not modify or supersede any such plan or agreement, and (iii) Executive remains entitled to exercise those options in accordance with, and subject to the restrictions and limitations contained in, those plans and agreements which provide that Executive has until 30 days after the Retirement Date to exercise such stock options.
5)	HEALTHCARE COVERAGE
     Executive is entitled to elect to participate in the Company group health insurance plan on the same terms as are available to other former Company employees generally (except as set forth in the next sentence) and in accordance with the requirements and subject to the limitations of the healthcare continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, currently codified as Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), other than those provisions relating to the maximum required periods of continuation coverage. The Company shall pay to Executive an amount equal to the premium cost incurred by Executive in maintaining the applicable coverage for Executive and his dependents (between the date hereof and the second anniversary of that date). The Company shall make monthly payments (on payment dates reasonably agreed upon between Executive and the Company) through September 2009, each in the amount of the premium cost incurred by Executive for that month of coverage.
6)	RETIREMENT BENEFITS AND DEFERRED COMPENSATION
     Executive is entitled to receive all benefits accrued for his account or benefit as of the Retirement Date under the Company’s 401(k) Savings Plan and Trust, Supplemental Deferred Compensation Plan, the Split-Dollar Life Insurance Agreement between the Company and Executive, and any other applicable Company qualified or non-qualified retirement or similar plan, as currently in effect, in each case in accordance with, and subject to the restrictions and limitations contained in, the applicable plan. The Company will not make any contribution to any such plan for or on behalf of Executive after the Retirement Date except for the payment of a $40,000 installment required in the first quarter of fiscal 2008. Executive is entitled to receive payment of amounts deferred by him pursuant to the Company’s Supplemental Deferred Compensation Plan, as currently in effect, in accordance with and subject to the restrictions and limitations contained in that plan. Any amounts payable from the Supplemental Deferred Compensation Plan or the Split-Dollar Life Insurance Agreement that are subject to Code Section 409A will be paid in accordance with the applicable requirements thereof and the requirements of Code Section 409A—including the requirement that payments to a specified employee made upon termination of employment not commence until the date that is six months after the date of termination—as interpreted in good faith by the parties.

7)	RELEASE OF CLAIMS
     By signing this Agreement, and except as otherwise set forth below, Executive, on behalf of himself, his spouse, children and any heirs, family members, executors, administrators, privies and/or assigns (collectively, the “Executive Parties”) hereby forever releases, waives, and discharges the Company, its parents, subsidiaries and affiliates, assigns, successors and franchisees, and each of its and their past, present and future officers, directors, agents, managers, supervisors, shareholders, employees, representatives, insurers, and attorneys (all of whom are collectively referred to as the “Released Parties”) from any and all claims, damages, lawsuits, injuries, liabilities, and causes of action that Executive has or may have, whether known to Executive or not, whether contingent or liquidated, based on or arising from any event, fact, conduct, condition, action, or inaction occurring or existing (in whole or in part) on or before the time Executive signs this Agreement. This release includes but is in no way limited to claims of race discrimination, racial harassment, retaliation, wrongful discharge, breach of implied contract, negligent or intentional infliction of emotional distress, outrageous conduct, libel, slander, defamation, and/or any claims concerning any emotional or physical injury.
8)	RELEASE OF ALL EMPLOYMENT CLAIMS
     Without limiting the foregoing releases, Executive, on behalf of himself and the other Executive Parties, understands and agrees that the release granted to the Released Parties by signing this Agreement releases all of the Released Parties from any rights and claims that could have been asserted under any city ordinance or state or federal law including, without limitation, those based on or relating to discrimination or retaliation based on race, religion, sex, handicap, disability, equal pay, age, national origin, creed, color, retaliation, and sexual harassment, and includes claims under any applicable state, local or federal discrimination law, including without limitation, Title VII of the 1964 Civil Rights Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Labor Management Relations Act, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, the Consolidated Omnibus Budget Reconciliation Act, Workers’ Compensation Laws, Unemployment Compensation laws, 42 U.S.C. §§ 1981, 1983, 1985, and all laws, statutory or common, which are meant to protect workers in their employment relationships and under which Executive may have rights and claims, whether known to Executive or not, which may have arisen or which may hereafter arise, directly or indirectly, out of Executive’s employment with the Company.
9)	WAIVER OF ALL KNOWN AND UNKNOWN CLAIMS
     In making this Agreement, Executive, on behalf of himself and the other Executive Parties, acknowledges that he may later discover facts different from or in addition to those now known or believed to be true at this time. The releases contained in this Agreement are made notwithstanding the existence of any such different or additional facts. Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist in connection with this Agreement. Those facts, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement. Nevertheless, Executive waives any rights, claims or causes of action that might arise as a result of such different or additional claims or facts.
10)	EXCEPTIONS FROM RELEASE AND WAIVER
     Notwithstanding anything to the contrary in this Agreement, the releases and waivers by Executive set forth in this Agreement do not apply to (i) any indemnification right or claim that Executive may have with respect to matters arising out of his service as an officer or director of the Company or of any of its affiliates under the Company’s officer and director liability insurance policies, the Company’s certificate of incorporation, as amended, or bylaws, as amended, applicable law, or any agreement to which Executive is a party, (ii) any right or claim that Executive may have under this Agreement, (iii) any right, entitlement or privilege that arises under any other agreement or instrument and that is expressly preserved by this Agreement, or (iv) any vested rights that Executive may have under any of the Company’s retirement, deferred compensation, or employee benefit plans or similar plans or agreements that are expressly preserved by this Agreement.

11)	THE COMPANY RELEASE OF CLAIMS
     By signing this Agreement, and except as otherwise set forth below, the Company, on behalf of itself and the other Released Parties, hereby forever releases, waives, and discharges Executive and the other Executive Parties from any and all claims, damages, lawsuits, injuries, liabilities, and causes of action that the Company has or may have, whether known to the Company or not, whether contingent or liquidated, based on or arising from any event, fact, conduct, condition, action, or inaction occurring or existing (in whole or in part) on or before the time the Company signs this Agreement, except that, notwithstanding anything to the contrary in this Agreement, the releases and waivers by the Company set forth in this Agreement do not apply to (i) any right or claim that the Company may have under the Company’s officer and director liability insurance policies, the Company’s certificate of incorporation, as amended, or bylaws, as amended, applicable law, or any agreement to which the Company is a party, in connection with any assertion by Executive of any right to or claim for indemnity, (ii) any right or claim that the Company may have under this Agreement, (iii) any right, entitlement or privilege that arises under any other agreement or instrument and that is expressly preserved by this Agreement, (iv) any right or cause of action pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, (v) any right or claim that the Company may have against Executive arising from or in connection with the assertion or undertaking of any claim, investigation or proceeding by any regulatory or other governmental agency or entity or any third party, or (vi) any right or claim that the Company may have against the Executive arising from any misappropriation of assets or wrongful act of Executive that has heretofore not been disclosed to or discovered by the Company.
12)	NO ADMISSION OF WRONGDOING BY THE COMPANY OR ANY OF THE RELEASED PARTIES
     Executive understands that neither this Agreement nor any action taken under it is or should be construed as an admission by any of the Released Parties that they have violated any local, state or federal law, statutory or common. The Released Parties specifically disclaim any liability to or wrongful acts against Executive or any other person.
13)	SEVERANCE AGREEMENT IN EVENT OF CHANGE IN CONTROL
     Executive and the Company agree that the Severance Agreement in Event of Change in Control between Executive and the Company, dated January 10, 2000, has terminated, effective on the Retirement Date, in accordance with its terms.
14)	CONFIDENTIALITY OF THIS RELEASE AND SETTLEMENT AGREEMENT
     Executive acknowledges that the Company will be obligated to make disclosure regarding this Agreement under the United States federal securities laws. Executive agrees and acknowledges that prior to such disclosure by the Company, the terms and provisions of this Agreement, including the amount paid to Executive, shall be and have been kept in utter, absolute, and strictest confidence, and that Executive has not released and shall never reveal that information prior to such disclosure by the Company to any individual or entity except that Executive may prior to such disclosure by the Company provide information about this Agreement as follows: (i) as required by any governmental agency or by process of law, (ii) to an attorney who is assisting Executive in negotiating this Agreement, (iii) to a professional accountant or tax consultant with whom Executive has a confidential relationship, and (iv) to immediate family members, which only includes a spouse, parents and siblings residing with Executive, subject, in each case, to that entity or individual being informed of this confidentiality obligation and agreeing to keep such information confidential. Executive shall limit any disclosure by him regarding this Agreement to the terms and provisions of this Agreement.
15)	NONDISPARAGEMENT
     The Company shall, in all public communications authorized through its normal approval channels, and shall cause its directors and officers at or above the executive vice president level (during their time of service with the Company) to, refrain from making derogatory or disparaging remarks about Executive, and Executive shall refrain from making derogatory or disparaging remarks about the Company and its directors and officers, in each case whether with respect to employment, business or financial matters or otherwise.
16)	NO FILING OF CLAIMS
     Executive represents and agrees that Executive has not filed, and will not file at any time hereafter, any complaint, charge, lawsuit or other legal or administrative action against the Company relative to Executive’s employment with the Company or separation from service with the Company. Executive, however, maintains the right to file any action for the sole purpose of enforcing rights under this Agreement, or other rights based solely on events arising after entering into this Agreement.
17)	TAXATION
     Executive understands and agrees that some of the amounts set forth herein are subject to tax withholdings and FICA. Executive agrees that none of the Released Parties or their representatives or agents have made any other representations or promises about the tax implications of the sums Executive is to receive in connection with the settlement memorialized in this Agreement. The Company shall consult with Executive in determining the proper tax jurisdiction of any payments to be made hereunder and as to whether any withholding is required and will cooperate with Executive with respect to claims of or against taxing authorities regarding the amount of any required withholding.
18)	RIGHT TO CONSULT WITH ATTORNEY AND VOLUNTARY SIGNING
     Executive acknowledges that Executive has consulted with an attorney or was cautioned and encouraged to consult with an attorney before signing this Agreement, that Executive has read this Agreement carefully, that Executive understands each of its provisions, and that Executive has signed it voluntarily. Executive further acknowledges that the Company has taken no action interfering with any right which Executive has to file any charge, suit, claim or other process with any federal, state, or local judicial or administrative agency or body regarding Executive’s employment or retirement or any right to contact or seek the guidance or intervention of any such agency.
19)	ATTORNEYS’ FEES AND COSTS
     If a dispute arises concerning this Agreement, or the performance of any party pursuant to the terms of this Agreement, the prevailing party may be entitled to recover, without affecting any other remedy to which that party may be entitled, all of its reasonable costs and reasonable attorneys’ fees incurred in connection with that dispute, regardless of whether a lawsuit is filed or prosecuted to conclusion.
20)	USE OF HEADINGS; ENTIRE AGREEMENT; MODIFICATIONS
     The headings in this Agreement have been inserted for convenience of reference only and do not in any way restrict or modify any of its terms or provisions. This Agreement sets forth the entire agreement between the parties hereto, and there are no inducements or representations, other than those contained in this Agreement, upon which the parties are relying in executing this Agreement. This Agreement fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter itself, except as and to the extent otherwise provided herein. This Agreement may not be modified or altered except by a written instrument duly executed by both parties.
21)	GOVERNING LAW
     This Agreement will be governed by the laws of the State of Ohio. Any court action commenced to enforce this Agreement must be brought in the State or Federal Courts of Ohio.
22)	INVALIDITY OF ANY PROVISION AFFECTS ONLY THAT PROVISION
     All provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained therein, and Executive and the Company agree that this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. If any provision of this Agreement is invalid or unenforceable, that invalidity or unenforceability will not affect any of the other terms and conditions contained in this Agreement.
23)	ASSIGNMENT
     This Agreement may be freely assigned by the Company, for any purpose, with or without notice, shall inure to the benefit of any successors or assigns of the Company, and shall be binding upon the heirs, executors, and administrators of Executive.
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     IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 19th day of September  , 2007.

MAX AND ERMA’S RESTAURANTS, INC.		EXECUTIVE: TODD B. BARNUM

By:	/s/ Robert A. Lindeman	/s/ Todd B. Barnum

Print Name:	Robert A. Lindeman

Title:	President and Chief Executive Officer

Date:	September 19, 2007	Date: September 19, 2007

WITNESS

/s/ Connie Minton
Print Name: Connie Minton

Date: September 19, 2007

NON-COMPETE ADDENDUM TO RETIREMENT AGREEMENT
     This Non-Compete Addendum (“Addendum”) between Executive and the Company is an attachment to the Retirement Agreement (“Agreement”) between Executive and the Company and is effective as of the effective date of the Agreement. This Addendum is an integral part of the Agreement and is incorporated therein by reference. Capitalized terms not defined herein have the meanings set forth in the Agreement.
     1. In addition to any confidentiality obligation contained in the Agreement, Executive acknowledges and agrees that in the course of Executive’s employment with the Company, Executive received and otherwise had access to trade secrets and other information that is confidential and/or proprietary to the Company or its affiliates and subsidiaries (collectively the “Company”), including, but not limited to, information relating to strategic and other business plans, strategies processes and policies, records, recipes, menus, pricing, techniques, consumer requirements, consumer preferences, finances, operations, marketing, franchises, and business techniques and methods, organizational structures, opinions and judgments of executives (including Executive) respecting strategic and other business plans, strategies, processes and policies and other confidential information, which information is highly valuable, special and unique to the Company, is maintained as confidential by the Company, is not available to the Company’s competition and/or the general public, and the disclosure of which would cause the Company serious competitive harm and loss of profits and goodwill (hereinafter “Confidential Information”). Executive agrees that he shall not, at any time, directly or indirectly, use, disclose, in whole or in part, to third parties, or otherwise misappropriate the Company Confidential Information either while employed by the Company or at any time thereafter, except with the express written consent of the Company or unless compelled by subpoena or court order, in which case Executive will give the Company reasonable advance notice of the information required to be provided under such court order or subpoena. All files, records, documents, information, data and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the property of the Company and shall not be removed from the premises of the Company without the prior written consent of the Company and in any event shall be promptly delivered to the Company on the date of execution of the Agreement, or as otherwise agreed to by the Company.
     2. A portion of the payments provided for in the Agreement constitute consideration to which Executive is not or may not be otherwise entitled, and constitute good and fair consideration for the covenants contained herein.
     3. Executive acknowledges and agrees that the Confidential Information Executive acquired regarding the Company will enable Executive to injure the Company if Executive should compete with the Company. Therefore, Executive agrees that, from the effective date of the Agreement through September 19, 2009, and thereafter for as long as Executive is a director of the Company, Executive shall not, directly or indirectly, on his own behalf or on behalf of any third party, as an employee, officer, director, partner, employee, consultant, or in any other capacity, invest (other than investments in publicly traded companies which constitute not more than 1% of the voting securities of any such company) or engage in any business in whatever form that is competitive with the business of the Company. This restriction includes, without limitation, any business engaged in the business of owning, operating or franchising American casual restaurants that serve alcohol. This restriction shall not prohibit Executive from accepting employment or otherwise becoming associated with a Company franchisee, but only in connection with activities associated with the operation of a Company franchise or activities that otherwise are not encompassed by the restrictions of this paragraph, subject to any confidentiality obligations contained herein. The geographical boundary for the restrictions contained herein shall be the United States.
     4. Executive agrees that, from the effective date of the Agreement through September 19, 2009, and thereafter for as long as Executive is a director of the Company, he shall not, directly or indirectly, on his own behalf or on behalf of any third party, solicit, contact, hire, or otherwise encourage any individual then employed with the Company or who was employed by the Company within the one (1) year immediately preceding any such solicitation, contact, hiring or encouragement, to leave his or her employment with the Company and or accept employment with any other employer or enterprise, nor shall Executive in any manner assist any third party in any such activity. Executive acknowledges that any attempt on the part of Executive to induce others to leave the Company’ employ, or any effort by Executive to interfere with the Company relationships with their other employees, would be harmful and damaging to the Company.
     5. Executive agrees that, from the effective date of the Agreement through September 19, 2009, or for as long as Executive is a director of the Company, he shall not, directly or indirectly, on his own behalf or on behalf of any third party, solicit or otherwise engage in any conduct that has the purpose or effect of interfering with any business relationship or potential business relationship of the Company, including without limitation suppliers, franchisees, or investors, nor shall Executive in any manner assist any third party in any such activity.
     6. Executive acknowledges and agrees that the covenants contained herein, specifically including without limitation the duration and geographical boundaries of the non-competition provisions, are reasonable and necessary to protect the goodwill, trade secrets, and other legitimate business interests of the Company and to protect the Company from unfair competition. Executive further acknowledges and agrees that enforcement of the covenants contained herein will cause Executive no undue hardship.
     7. Executive acknowledges and agrees that any breach or threatened breach of these covenants will cause the Company immediate and irreparable harm, for which injunctive relief would be necessary and appropriate. Executive therefore agrees that the Company shall be entitled, without bond, to the entry of temporary and permanent injunctions, orders of specific performance, and other equitable relief issued by any court of competent jurisdiction, enforcing the covenants contained herein, without limiting any additional remedies to which the Company may be entitled. If a bond is required by statute, rule, court order, or otherwise, Executive agrees that such bond shall be in the sum of $100.00. Further, Executive agrees that, if a temporary injunction or restraining order is dissolved, Executive’s only remedy under this Agreement would be its dissolution and to any payment determined to be owed to him under Section 2 of the Retirement Agreement.
     IN WITNESS WHEREOF, the undersigned have hereunto set their hands this 19th day of September  , 2007.

MAX AND ERMA’S RESTAURANTS, INC.		EXECUTIVE: TODD B. BARNUM

By:	/s/ Robert A. Lindeman	/s/ Todd B. Barnum

Print Name:	Robert A. Lindeman

Title:	President and Chief Executive Officer

Date:	September 19, 2007	Date: September 19, 2007

WITNESS

/s/ Connie Minton

Print Name: Connie Minton

Date: September 19, 2007